Exhibit 10.4
[Avon Letterhead]

Private and Confidential
3 February 2018
Jan Zijderveld
PERMANENT RELOCATION TO THE UNITED KINGDOM
Dear Jan:
We are pleased to confirm the terms and conditions relating to your permanent relocation to the United Kingdom (“Destination Country”) from the Netherlands (“Departure Country”) in connection with your anticipated employment with Avon Cosmetics Limited, a wholly owned subsidiary of Avon Products, Inc. (collectively for purposes of this letter, “Avon”).
This letter (the “Relocation Letter”) is linked with Avon’s Permanent International Transfer Policy - Tier I (hereafter “the Permanent Relocation Policy”) as may be in effect from time to time, and summarizes key points in the Permanent Relocation Policy as it pertains to your relocation and may contain certain additional requirements and terms. The Permanent Relocation Policy may be changed from time to time as legal requirements may dictate or, subject to the above provisions, new practices may require or for other reasons at the discretion of Avon. In addition, local conditions and guidelines applicable to Avon international transfers in the Destination Country will also govern. The items in this letter do not create a contract of employment, but simply seek to confirm the conditions that pertain to your relocation to the Destination Country. In the event of any change in circumstances, or additional matters not known at this time, Avon reserves the right to make adjustments to this letter.
IMPORTANT DETAILS
It is expected that you will relocate to the Destination Country shortly after the commencement of your employment with Avon Cosmetics Limited, pending the grant of your work permit/visa in the Destination Country, and your acceptance of the terms and conditions of this letter and your offer letter and contract of employment.
For the purposes of this letter, your accompanying family will include yourself and your spouse.
Please note that the payments and benefits set out in this letter are only payable provided you remain employed by Avon at the time of payment.
Expense Reimbursement
Weichert, a third party relocation company, will be responsible for expense reimbursement of all relocation-related expenses. Relocation expenses are not to be submitted through the internal expense system or any local expense process for reimbursement without prior approval from Avon Global Mobility. Most relocation expenses are taxable and therefore Avon Global Mobility and your Weichert Relocation Counselor must process all relocation expenses to ensure proper tax compliance for Avon. Expenses must be submitted to Weichert for reimbursement within three (3) months following the date the expense was incurred.

Work Permit/Visa
You are required to meet the entry and visa/work permit requirements of the Destination Country prior to your arrival. Avon will therefore arrange for all appropriate immigration documents, visas, and work permits to be obtained in order to facilitate your permanent relocation. Your relocation terms and conditions are subject to this compliance, and as such you are not permitted to move to your Destination Country and begin the role until you have obtained all necessary immigration documents.
Avon will cover the costs associated with you and your accompanying family obtaining the appropriate immigration documentation, including the costs of any medical examinations and police checks. While Avon will assist you in preparing your passport(s) and visa/work permit applications, you are responsible for taking all required action to secure these documents. You are also responsible for ensuring your passport and the passport of your accompanying family, as well as any necessary endorsements remain valid and up to date.
You are not permitted to work in the Destination Country until you have obtained proper work authorization. You should consult with the Avon Global Mobility team and/or the Avon designated immigration services law firm prior to making plans for business travel or relocation to ensure that your plans are compatible with immigration regulations in the Destination Country. Compliance is a very serious matter for Avon and Associates are expected to comply with the Destination Country laws and regulations.
PERMANENT RELOCATION SUPPORT
You will generally be eligible for relocation benefits under the Permanent Relocation Policy as may be in effect from time to time, which includes, but is not limited to, a home finding trip, destination services, miscellaneous relocation allowance of GBP 7,500 (grossed up to cover applicable taxes), spousal allowance of GBP 3,750 (grossed up to cover applicable taxes), relocation travel for you and your accompanying family, temporary living accommodations expenses, shipment of household goods, one home leave allowance in the first year of your employment and tax return preparation support for the tax year of your relocation. In addition, you will also be eligible for the following:
Destination Country Housing Allowance
As there is a relevant difference between real estate markets and housing rental costs between the Departure Country and the Destination Country, Avon will provide you with a monthly allowance for two (2) years to help temporarily bridge the gap. Avon will cover any associated Departure or Destination Country taxes on this allowance, and therefore the amount will be grossed-up to cover all applicable taxes. This allowance will be phased-out over two (2) years as per the following schedule:

•	First year: Monthly allowance of approximately GBP 4,500

•	Second year: Monthly allowance of approximately GBP 2,250

TERMINATION OF EMPLOYMENT
If your employment is involuntarily terminated by Avon (other than for cause) within twenty-four (24) months following the start of your employment, Avon will pay the actual costs of moving you and your spouse and your personal effects back to the Netherlands if the return trip is made within a reasonable period of time following the date of your termination, provided that you enter into an appropriate settlement agreement with Avon as described in your Employment Agreement. In the event that you resign under any circumstances or are terminated for cause, Avon will reimburse only the repatriation costs that are mandated by law, if any.
In the event you resign (for any reason, including retirement) or are terminated for cause within twenty-four (24) months following the start of your employment, you may be required to repay Avon for relocation expenditures paid or reimbursed by Avon, as outlined in the Permanent Transfer Policy and the Relocation Repayment and Authorization Agreement.

We wish you the best in your move.

Sincerely,

/s/ Susan Ormiston
Susan Ormiston
SVP, Chief Human Resources Officer

ACKNOWLEDGEMENT AND ACCEPTANCE
I hereby agree to and accept the foregoing terms and conditions. I acknowledge that I have received the following documents: Avon’s Permanent International Transfer Policy - Tier 1. I understand that Avon’s policies are subject to amendment and change as deemed appropriate by Avon.

/s/ Jan Zijderveld	3 Feb 2018
Jan Zijderveld	Date